Exhibit 99.1
For immediate release
For Immediate Release
Contact:
  Patrick Pedonti
  Chief Financial Officer
  Tel: +1-860-298-4738
  E-mail: InvestorRelations@sscinc.com
SS&C Technologies Announces 2008 Fourth Quarter and Year End Results
WINDSOR, CT — March 16, 2009 — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and outsourcing solutions, today announced financial results for the fourth quarter and full year ended December 31, 2008. Revenue for the fourth quarter and the year 2008 was $68.3 million and $280.0 million respectively. Revenue for the full year 2008 increased $31.8 million, or 13%, compared to 2007. Revenue for the fourth quarter of 2008 was essentially flat at $68.3 million compared with $68.4 million in Q4 2007. Net income, on a GAAP basis, for the fourth quarter and the year 2008, was $6.5 million and $18.8 million, respectively.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) for the year was $103.9 million, compared to $89.3 million for the prior year, an increase of 16%. GAAP operating income for the year 2008 was $65.1 million and includes amortization of $30.2 million, stock-based compensation costs of $7.3 million and other adjusted items of $1.3 million. Adjusted operating income in the fourth quarter of 2008 was $25.3 million, compared to $26.2 million in the fourth quarter of 2007, a decrease of 3%. GAAP operating income in the fourth quarter of 2008 was $16.4 million and includes amortization of $7.5 million, stock-based compensation costs of $1.9 million and other adjusted gains of $0.5 million. Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for 2008 was $115.5 million, compared to $98.7 million in 2007, an increase of 17%. Consolidated EBITDA for the fourth quarter of 2008 was $28.3 million, compared to $29.0 million in the fourth quarter of 2007, a decrease of 2%.
Revenues/Operating Income
“Despite challenging markets, we managed to maintain our trend of double digit revenue growth in 2008. Our recurring revenue, which includes both maintenance and Software as a Service (SaaS) revenue, continued to grow to $230.8 million, an increase of 14% over 2007,” says Bill Stone, chairman and CEO of SS&C Technologies, Inc. “Our consolidated EBITDA of $115.5 million in 2008 over $98.7 million in 2007 reflects not only the year-over-year growth we accomplished, but also our diligence in managing expenses. We anticipated a slowdown in the fourth quarter and moved quickly to reduce headcount by 9% on November 1, 2008. The associated costs of this reduction have been expensed in the fourth quarter; the impact net of savings was $0.2 million.”
Balance Sheet and Cash Flow
“We ended the year with $29.3 million cash on our balance sheet and a total debt position of $408.7 million for a net debt of $379.4 million. We generated net cash from operating activities of $61.7 million for the year and have used that cash to invest in our business, acquire the MDS business and pay down $25.6 million of our debt. Our consolidated total leverage, as defined in our senior credit facility, is now 3.3 times consolidated EBITDA as compared with 6.8 in 2005,” says Stone.

Business Environment
“Despite the environment, we see opportunities as financial institutions begin to evaluate their technology spend, which is their largest discretionary expense item. SS&C products and services have a tremendous return on investment and a low risk of implementation. Our Software as a Service (SaaS) offerings represent proprietary know-how with an extremely well-trained, knowledgeable workforce,” Stone explained.
“Independent fund administration is in high demand today and SS&C is built on accounting breadth and depth, delivered on a highly controlled, flexible platform. We feel very confident with our competitive position.”
MDS Acquisition
“On October 1, 2008, we acquired Micro Design Services in Parsippany, NJ for $17.9 million. The company specializes in real-time order routing and execution services for the large exchanges and brokerage firms around the world. This deal provides us access to cross sell our products to the stock exchanges and brokerage community, segments that have not traditionally been strong for us. We are pleased with the progress of the integration thus far.”
Earnings Call
SS&C’s Fourth Quarter and 2008 earnings call will take place at 1:00 p.m. eastern time on March 16, 2008. The call will discuss Fourth Quarter and 2008 results. Interested parties may dial 877-680-2259 (US and Canada) or 706-679-6413 (International) and request the “2008 4th Quarter Earnings Conference Call”, conference ID #90060764. A replay will be available after 4:00 p.m. eastern time on March 16, until midnight on March 23, 2009. To hear the replay, dial 800-642-1687 or 706-645-9291 and enter the access code #90060764.
This press release contains forward-looking statements relating to, among other things, the market’s continued acceptance of the Company’s products and services. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.
About SS&C Technologies
SS&C delivers investment and financial management services and software focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost effectively serves clients in the different industry segments, including: 1) insurance entities and pension funds, 2) institutional asset management, 3) hedge funds and family offices, 4) treasury, banks and credit unions, 5) municipal finance, 6) real estate property management, 7) commercial lending and 8) financial markets. Additional information is available at www.ssctech.com.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenues:
Software licenses	$6,491	$8,861	$24,844	$27,514
Maintenance	16,192	16,011	65,178	61,910
Professional services	5,657	5,110	24,352	17,491
Software-enabled services	39,947	38,461	165,632	141,253

Total revenues	68,287	68,443	280,006	248,168

Cost of revenues:
Software licenses	2,330	2,461	9,198	9,616
Maintenance	6,750	6,518	26,854	26,038
Professional services	4,212	3,965	16,118	14,277
Software-enabled services	21,830	21,819	90,263	78,951

Total cost of revenues	35,122	34,763	142,433	128,882

Gross profit	33,165	33,680	137,573	119,286

Operating expenses:
Selling and marketing	4,865	5,429	19,566	19,701
Research and development	6,463	6,665	26,804	26,282
General and administrative	5,431	7,403	26,120	24,573

Total operating expenses	16,759	19,497	72,490	70,556

Operating income	16,406	14,183	65,083	48,730

Interest expense, net	(9,998)	(10,902)	(41,130)	(44,524)
Other income, net	1,716	1,389	1,994	1,911

Income before income taxes	8,124	4,670	25,947	6,117
Provision (benefit) for income taxes	1,655	(916)	7,146	(458)

Net income	$6,469	$5,586	$18,801	$6,575

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$29,299	$19,175
Accounts receivable, net	38,318	39,546
Deferred income taxes	3,777	1,169
Prepaid expenses and other current assets	4,327	9,585

Total current assets	75,721	69,475

Property and equipment, net	14,030	13,040

Goodwill	822,409	860,690
Intangible and other assets, net	215,193	247,290

Total assets	$1,127,353	$1,190,495

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,101	$2,429
Accounts payable	1,821	2,558
Income taxes payable	4,898	3,181
Accrued employee compensation and benefits	13,640	11,668
Other accrued expenses	11,561	10,053
Interest payable	2,007	2,090
Deferred maintenance and other revenue	30,844	29,480

Total current liabilities	66,872	61,459

Long-term debt, net of current portion	406,625	440,580
Other long-term liabilities	9,991	10,216
Deferred income taxes	56,612	65,647

Total liabilities	540,100	577,902

Total stockholder’s equity	587,253	612,593

Total liabilities and stockholder’s equity	$1,127,353	$1,190,495

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended
	December 31,	December 31,
	2008	2007

Cash flow from operating activities:
Net income	$18,801	$6,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,038	35,047
Stock compensation expense	7,323	10,979
Foreign exchange gains on debt	—	(768)
Amortization of loan origination costs	2,328	2,317
Equity losses on long-term investment	2,098	187
Loss on sale or disposal of property and equipment	1	105
Deferred income taxes	(7,368)	(6,115)
Provision for doubtful accounts	865	336
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	(1,301)	(6,635)
Prepaid expenses and other assets	(2,742)	(1,723)
Accounts payable	(494)	101
Accrued expenses	1,581	10,745
Income taxes payable	2,552	2,790
Deferred maintenance and other revenues	2,973	3,116

Net cash provided by operating activities	61,655	57,057

Cash flow from investing activities:
Additions to property and equipment	(6,746)	(7,717)
Proceeds from sale of property and equipment	2	8
Cash paid for business acquisitions, net of cash acquired	(17,864)	(5,130)

Net cash used in investing activities	(24,608)	(12,839)

Cash flow from financing activities:

Cash received from borrowings	—	5,200
Repayment of debt	(25,574)	(42,688)
Transactions involving SS&C Holdings common stock	42	80

Net cash used in financing activities	(25,532)	(37,408)

Effect of exchange rate changes on cash	(1,391)	647

Net increase in cash and cash equivalents	10,124	$7,457
Cash and cash equivalents, beginning of period	19,175	11,718

Cash and cash equivalents, end of period	$29,299	$19,175

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
(in thousands)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating income	$16,406	$14,183	$65,083	$48,730
Purchase accounting adjustments	(65)	(81)	(289)	(296)
Amortization of intangible assets	7,522	7,630	30,160	29,896
Terminated IPO costs	(476)	—	1,601	—
Stock-based compensation	1,918	4,466	7,323	10,979

Adjusted operating income	$25,305	$26,198	$103,878	$89,309

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA
EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income, or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. The following is a reconciliation between EBITDA and Consolidated EBITDA to net income.

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
(in thousands)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net income	$6,469	$5,586	$18,801	$6,575
Interest expense, net	9,998	10,902	41,130	44,524
Income taxes	1,655	(916)	7,146	(458)
Depreciation and amortization	8,746	9,090	35,038	35,047

EBITDA	$26,868	$24,662	$102,115	$85,688
Purchase accounting adjustments	(65)	(81)	(289)	(296)
Unusual or non-recurring charges	(1,057)	(1,456)	1,445	(1,718)
Acquired EBITDA and cost savings	—	—	2,379	135
Stock-based compensation	1,918	4,466	7,323	10,979
Capital-based taxes	332	412	1,212	1,721
Other	302	964	1,346	2,158

Consolidated EBITDA	$28,298	$28,967	$115,531	$98,667